SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 1)(1)

                         OAO Technology Solutions, Inc.
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                         (Title of Class of Securities)

                                 205103-67082B10
                                 (CUSIP Number)

                                October 22, 2001
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

                  [ ]     Rule 13d-1(b)
                  [T]     Rule 13d-1(c)
                  [ ]     Rule 13d-1(d)

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 205103-67082B10               13G/A                  Page 1 of 4 Pages


--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON

          IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Cecile D. Barker
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)  [  ]
                                                                  (b)  [  ]
          N/A
--------------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
         NUMBER OF        5          SOLE VOTING POWER

          SHARES                          15,000
                      ----------------------------------------------------------
       BENEFICIALLY       6          SHARED VOTING POWER

         OWNED BY                         -0-
                      ----------------------------------------------------------
          EACH            7          SOLE DISPOSITIVE POWER

        REPORTING                         15,000
                      ----------------------------------------------------------
         PERSON           8          SHARED DISPOSITIVE POWER

          WITH                            -0-
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          15,000
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                            [  ]

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          Less than 1%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

                        IN
--------------------------------------------------------------------------------


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CUSIP No. 205103-67082B10               13G/A                  Page 2 of 4 Pages


Item 1(a)      Name of Issuer:

               OAO Technology Solutions, Inc. ("Issuer")

Item 1(b)      Address of Issuer's Principal Executive Offices:

               16th Floor
               7500 Greenway Center Drive
               Greenbelt, Maryland  20770

Item 2(a)      Name of Person Filing:

               Cecile D. Barker

Item 2(b)      Address of Principal Business Office or, if None, Residence:

               OAO Technology Solutions, Inc.
               16th Floor
               7500 Greenway Center Drive
               Greenbelt, Maryland  20770

Item 2(c)      Citizenship:

               United States

Item 2(d)      Title of Class of Securities:

               Common Stock, par value $.01 per share ("Common Stock")

Item 2(e)      CUSIP Number:

               205103-67082B10

Item 3 If This statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

               Not applicable

Item 4         Ownership.

               (a)  Amount Beneficially Owned:                      15,000

               (b)  Percent of Class:                               Less than 1%

               (c) Number of shares of Common Stock as to which such person has:

                    (i)  sole power to vote or to direct the vote   15,000



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CUSIP No. 205103-67082B10               13G/A                  Page 3 of 4 Pages


                    (ii)  shared power to vote or to direct the vote    -0-

                    (iii)  sole power to dispose or to direct the
                           disposition of                           15,000

                    (iv)  shared power to dispose or to direct the
                          disposition of                                -0-

Item 5         Ownership of Five Percent or Less of a Class.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [T].

Item 6         Ownership of More than Five Percent on Behalf of Another Person.

               Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

               Not Applicable

Item 8         Identification and Classification of Members of the Group.

               Not Applicable

Item 9         Notice of Dissolution of Group.

               Not Applicable

Item 10        Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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CUSIP No. 205103-67082B10               13G/A                  Page 4 of 4 Pages


     After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

                                                     Date: November 6, 2001


                                                     /s/ Cecile D. Barker
                                                     ---------------------------
                                                     Cecile D. Barker